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                                                                    Exhibit 15.2

                      [LETTERHEAD OF ARTHUR ANDERSEN LLP]

August 21, 1998

Union Pacific Resources Group Inc.
801 Cherry Street
Fort Worth, Texas

We are aware that Union Pacific Resources Group Inc. has incorporated by reference in this Registration Statement its Form 10-Q for the quarter ended June 30, 1998 which includes our report dated July 26, 1998 covering the unaudited financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP